Exhibit 10.32

Ryman Hospitality Properties, Inc. (the “Company”)

Summary of Director and Executive Officer Compensation

I.	Director Compensation. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company’s non-employee directors.

Retainer	2016
Board retainer	$60,000
Lead Non-Management Director retainer	$30,000
Audit chair retainer	$25,000
Human Resources chair retainer	$20,000
Nominating and Corporate Governance chair retainer	$15,000
Human Resources/Nominating and Corporate Governance member retainer	$7,500
Audit member retainer	$10,000

Non-employee directors may elect payment in cash or may defer this portion of their compensation and receive restricted stock units pursuant to the Company’s Amended and Restated 2006 Omnibus Incentive Plan with a value equal to the fees, based on the fair market value of the Company’s common stock on the date of issuance. Such restricted stock units will be deferred until a specified date or the end of the director’s service on the Board of Directors. All directors are reimbursed for expenses incurred in attending meetings.

In addition, as of the date of our board meeting following our annual meeting of stockholders, each non-employee director will receive an annual grant of restricted stock units having a dollar value of $80,000, based on the fair market value of the Company’s common stock on the date of grant. The restricted stock units vest fully on the first anniversary of the date of grant, pursuant to the Company’s Amended and Restated 2006 Omnibus Incentive Plan, unless deferred by the director until either a specified date or the end of the director’s service on the Board of Directors. Directors will not receive fees for attending meetings.

II.	Compensation of Named Executive Officers. The following table sets forth the 2016 annual base salaries and the fiscal 2015 performance bonuses provided to the Company’s Chief Executive Officer, the Company’s Chief Financial Officer and the three other most highly compensated executive officers to be named in the Company’s proxy statement to be filed in connection with the 2016 annual meeting of stockholders (the “Named Executive Officers”).

	2016 Salary	Fiscal 2015 Bonus Amount
Colin V. Reed	$850,000	$1,500,000
Mark Fioravanti	$500,000	$600,000

Bennett Westbrook	$335,500	$300,000
Patrick Chaffin	$300,000	$275,000
Scott Lynn	$300,000	$275,000

The above-described fiscal 2015 Bonus Amounts were paid pursuant to the Company’s cash bonus program under the Company’s Amended and Restated 2006 Omnibus Incentive Plan. In addition, certain performance-based restricted stock unit awards under the Company’s Amended and Restated 2006 Omnibus Incentive Plan with respect to performance periods ended December 31, 2015 vested, as reflected in Form 4 filings made with the SEC.

The following table sets forth the fiscal 2016 bonus targets as a percentage of 2016 base salary set for the Named Executive Officers:

	Threshold	Target	Maximum
Colin V. Reed	75%	150%	300%
Mark Fioravanti	62.5%	125%	250%
Bennett Westbrook	50%	100%	200%
Patrick Chaffin	50%	100%	200%
Scott Lynn	50%	100%	200%

The fiscal 2016 bonuses will be determined based upon the achievement of certain goals and Company performance criteria, and if earned, will be paid pursuant to the Company’s cash bonus program under the Company’s Amended and Restated 2006 Omnibus Incentive Plan.

The Named Executive Officers also receive long-term incentive awards, as discussed below, pursuant to the Company’s stockholder-approved equity incentive plans.

On February 24, 2016, the Named Executive Officers were granted the following awards of time-based vesting restricted stock units (vesting ratably over four years beginning on March 15, 2017) and the following awards of performance-vesting restricted stock units for the 2016-2018 performance period (of which up to 150% will vest on March 15, 2019 based on the achievement of designated financial goals), pursuant to the Company’s Amended and Restated 2006 Omnibus Incentive Plan.

	Time-Based RSUs	Performance-Based RSUs
Colin V. Reed	21,952	23,850
Mark Fioravanti	7,748	8,418
Bennett Westbrook	3,466	3,765
Patrick Chaffin	3,099	3,367
Scott Lynn	3,099	3,367

III.	Additional Information. The foregoing information is summary in nature. Additional information regarding the compensation of directors and named executive officers may be provided in the Company’s filings with the SEC, including the proxy statement to be filed in connection with the 2016 annual meeting of stockholders.